UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  02/11/2005

Time Warner Telecom Inc.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  0-30218

DE	841500624
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

10475 Park Meadows Drive, Littleton, CO 80124
(Address of Principal Executive Offices, Including Zip Code)

303-566-1284
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

On February 9, 2005, Time Warner Telecom Inc. (the "Company") completed the offering of $200 million aggregate principal amount of 9.25% Senior Notes due 2014 (the "Notes") issued by its wholly-owned subsidiary, Time Warner Telecom Holdings Inc. ("Holdings") at a purchase price of 100.25% of par. The Notes are guaranteed on a senior unsecured basis by the Company and certain subsidiaries of the Company and Holdings. The Company, Holdings and certain subsidiaries entered into an Indenture dated February 9, 2005 with Wells Fargo Bank, National Association, as trustee, governing the terms of the Notes. The Company, Holdings and certain subsidiaries also entered into a Registration Rights Agreement with the initial purchasers, pursuant to which Holdings agrees, subject to certain exceptions, to consummate a registered exchange offer no later than 180 days after the closing of the offering of the Notes. In the exchange offer, Holdings will offer to exchange the Notes for an equal amount of   additional 9 1/4% Senior Notes due 2014 ("new Notes") to be issued under the indenture dated as of February 20, 2004, governing Holdings' currently outstanding 9 1/4% Senior Notes due 2014. The new Notes will be freely tradable and will be identical in all respects to the outstanding 2014 notes. If the requirement is not met, the annual interest rate on the Notes will increase by 0.5% until the holders receive new Notes that are freely tradable.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On February 9, 2005, Holdings issued $200 million in aggregate principal amount of 9 1/4% Senior Notes due 2014. The Notes are guaranteed on a senior unsecured basis by the Company and certain subsidiaries of the Company and Holdings. The Company, Holdings and certain subsidiaries entered into an Indenture dated February 9, 2005 with Wells Fargo Bank, National Association, as trustee governing the terms of the Notes.

Under the Indenture, the holders may declare the Notes immediately due and payable if an event of default as provided in the Indenture occurs. Events of default include failure to pay principal and interest when due, failure to comply with the covenants set forth in the Indenture, certain defaults under other indebtedness of the Company, Holdings or their subsidiaries and certain bankruptcy and insolvency events. In addition, the Company must repurchase the Notes at a purchase price of 101% of the principal amount plus accrued interest upon the occurrence of a "change of control triggering event" as defined in the Indenture.

Item 8.01.    Other Events

The Company has initiated the process of redeeming $200 million aggregate principal amount of its 9 3/4% Senior Notes due 2008 pursuant to the optional redemption provision of those notes, using cash on hand.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Time Warner Telecom Inc.

Date: February 11, 2005.	By:	/s/ Tina Davis
Tina Davis
Vice President and Deputy General Counsel